                                                                    EXHIBIT 10.1

                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                    between

                               VIDEO CITY, INC.,

                            VIDEO ADVENTURES CORP.,

                           ADVENTURES IN VIDEO, INC.

                                      and

                              DAVID A. BALLSTADT



                          Dated as of March 25, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                            Page
                                                            ----
ARTICLE I       DEFINITIONS.................................   1

      1.1       Defined Terms...............................   1
      1.2       Other Defined Terms.........................   4

ARTICLE II      PLAN OF REORGANIZATION......................   5

      2.1       Adoption of Plan............................   5
      2.2       The Merger..................................   5
      2.3       Effective Time..............................   7
      2.4       Certificate of Incorporation and Bylaws.....   7
      2.5       Directors and Officers......................   7
      2.6       The Closing.................................   8
      2.7       Earnout Shares..............................   8

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF ADV.......   9

      3.1       Corporate Existence and Power...............   9
      3.2       Corporate Authorization.....................   9
      3.3       Governmental Authorization..................   9
      3.4       Non-Contravention...........................   9
      3.5       ADV Capitalization..........................  10
      3.6       Subsidiaries................................  10
      3.7       Consents....................................  10
      3.8       Financial Statements........................  10
      3.9       Absence of Certain Changes..................  11
      3.10      Title to Assets.............................  12
      3.11      Real Property...............................  12
      3.12      Litigation..................................  12
      3.13      Contracts...................................  13
      3.14      Licenses and Permits........................  13
      3.15      Compliance with Laws........................  13
      3.16      Intangible Property.........................  13
      3.17      Employees...................................  14
      3.18      Prepaids....................................  14
      3.19      Taxes.......................................  14
      3.20      Environmental Compliance....................  15
      3.21      Labor and Employment Matters................  16
      3.22      Pension and Benefit Plans...................  17
      3.23      Insurance...................................  20
      3.24      Books and Records...........................  21
      3.25      Inventory...................................  21
      3.26      Accuracy and Provision of Information.......  22
      3.27      Shareholder Approval........................  22
      3.28      Investor Representations....................  22
      3.29      No Brokers..................................  22

                                      i.

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF VCI.......  23

      4.1       Organization of VCI and Video Sub...........  23
      4.2       VCI and Video Sub Capital Stock.............  23
      4.3       Authorization Relative to this Agreement....  23
      4.4       No Conflict or Violation....................  23
      4.5       Litigation..................................  24
      4.6       Board Approval..............................  24
      4.7       Validity of Shares Issued to Selling
                Shareholders................................  24
      4.8       VCI Shareholder Approval....................  24

ARTICLE V       COVENANTS OF EACH PARTY.....................  25

      5.1       Notification of Certain Matters.............  25
      5.2       Confidential Information....................  25
      5.3       Employment Agreement........................  26

ARTICLE VI      ADDITIONAL COVENANTS OF ADV.................  26

      6.1       Conduct of Business.........................  26
      6.2       Public Statements and Press Releases........  28
      6.3       No Solicitation.............................  29
      6.4       Delivery of ADV Common Stock................  29
      6.5       Noncompetition Agreements...................  29
      6.6       Piggyback Registration......................  29
      6.7       Insurance...................................  30
      6.8       Reporting and Compliance With Law...........  30
      6.9       Approval of Shareholders of ADV.............  30
      6.10      Termination of Employee Benefit Plans
                Prior to Effective Time.....................  30
      6.11      Access to Information.......................  31

ARTICLE VII     (Intentionally Omitted).....................  31

ARTICLE VIII    CONDITIONS TO THE OBLIGATIONS OF ADV
                AND THE SELLING SHAREHOLDERS................  31

      8.1       Representations, Warranties and Covenants...  31
      8.2       Permits.....................................  31
      8.3       No Governmental Actions.....................  31
      8.4       No Material Adverse Change..................  32
      8.5       Seat on VCI Board...........................  32

ARTICLE IX      CONDITIONS TO THE OBLIGATIONS OF VCI........  32

      9.1       Representations, Warranties and Covenants...  32
      9.2       Permits.....................................  32
      9.3       Opinion of Counsel..........................  32
      9.4       No Governmental Actions.....................  32
      9.5       No Material Adverse Change..................  33
      9.6       Corporate Resolutions.......................  33
      9.7       Selling Shareholder Approval................  33

                                      ii.

      9.8       Employment Agreements.......................  33
      9.9       Delivery of Stock Certificates..............  33
      9.10      Inventory...................................  33
      9.11      Store Lease Assignments.....................  33
      9.12      Due Diligence...............................  33
      9.13      Financing...................................  33
      9.14      Rentrak Matter..............................  34

ARTICLE X       TERMINATION, AMENDMENTS, WAIVERS AND
                POST-CLOSING COVENANTS......................  34

      10.1      Termination.................................  34
      10.2      Amendments..................................  35
      10.3      Waivers.....................................  35
      10.4      Releases and Indemnification Regarding
                Personal Guarantees.........................  35
      11.1      Survival of Representations, Etc............  36
      11.2      Indemnification by..........................  36
      11.3      Indemnification by VCI......................  36
      11.4      Basket and Cap..............................  37
      11.5      Indemnification Procedure...................  37

ARTICLE XII     GENERAL PROVISIONS..........................  38

      12.1      Assignment..................................  38
      12.2      Notices.....................................  38
      12.3      Choice of Law...............................  39
      12.4      Multiple Counterparts.......................  39
      12.5      Expenses....................................  39
      12.6      Invalidity..................................  39
      12.7      Titles......................................  39
      12.8      Cumulative Remedies.........................  39
      12.9      Entire Agreement............................  40
      12.10     Attorneys' Fees.............................  40
      12.11     Waiver of Right to Trial by Jury............  40

                                     iii.

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, dated as of March 25, 1998 is by and among VIDEO CITY, INC., a Delaware corporation ("VCI"), VIDEO ADVENTURES CORP., a California corporation ("Video Sub"), ADVENTURES IN VIDEO, INC. a Minnesota corporation ("ADV") and DAVID A. BALLSTADT ("Ballstadt"), with reference to the following facts:

     A. Ballstadt is the chief executive officer and a principal shareholder of ADV.

     B. ADV owns and operates 13 retail video sales and rental stores in the locations listed in Schedule 3.11 hereto.

     C. VCI, ADV and Ballstadt believe that it is in their best interests to adopt and consummate a plan of reorganization that provides for the merger (the "Merger") of Video Sub, a newly formed subsidiary of VCI, into ADV, with Video Sub disappearing and ADV surviving, and the conversion of all ADV shares into the Merger Consideration.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1   Defined Terms.  As used herein, the terms below shall have the
           -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, and in the masculine or feminine gender, depending upon the reference.

           "Action" shall mean any action, order, writ, injunction, judgment or
            ------
decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation.

           "ADV Common Stock" shall mean shares of common stock, $1.00 par value
            ----------------
per share, of ADV.

           "ADV Disclosure Schedule" shall mean all Disclosure Schedules
            -----------------------
delivered by ADV pursuant to this Agreement.

           "ADV Documents" shall mean this Agreement, the Certificate of Merger,
            -------------
the Agreement of Merger and any other documents, instruments or certificates to be delivered by ADV in connection with this Agreement.

                                      1.

           "ADV Intangible Property" means all intangible property owned by ADV
            -----------------------
or in which ADV has any interest (including the right to use) or owned by any Selling Shareholder and used in ADV's business (other than intangible property owned by third parties and available generally for commercial license from others), including without limitation, (i) ADV's name and all Marks; (ii) all statutory, common law and registered copyrights and mask work rights, and all applications for the registration thereof; (iii) all patents and applications therefor; (iv) all software; (v) all other inventories, discoveries, improvements, processes, formulae (secret or otherwise), trade secrets, information, know-how and ideas (including those in the possession of third parties, but that are the property of ADV); and (vi) all technical documentation relating thereto.

           "Affiliate" shall mean, with respect to any Person, a Person that
            ---------
directly or indirectly controls, is controlled by or is under common control with such Person.

           "Agreement" shall mean this Agreement of Merger and Plan of
            ---------
Reorganization, together with all schedules (including the Disclosure Schedule) and exhibits referenced herein.

           "Agreement of Merger" shall mean that certain document describing the
            -------------------
Merger to be filed with the Secretary of State of the State of California.

           "Books and Records" shall mean all books and records, stock transfer
            -----------------
books, minute books, copies of outstanding stock certificates, ledgers, employee records, customer lists, files, correspondence, and other written records of every kind.

           "Certificate of Merger" shall mean that certain document describing
            ---------------------
the Merger to be filed with the Secretary of State of the State of Minnesota.

           "Code" shall mean the Internal Revenue Code of 1986, as amended, and
            ----
the rules and regulations thereunder.

           "Contracts" shall mean all executory agreements, contracts, leases,
            ---------
commitments, evidences of indebtedness, letters of credit, franchise agreements, purchase agreements and purchase orders, whether oral or written.

           "Disclosure Schedule" shall mean, collectively, the schedules
            -------------------
attached hereto and delivered by the parties as of the date hereof which set forth the exceptions to the representations and warranties contained in Article III hereof (as to ADV) and Article IV hereof (as to VCI and Video Sub) and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. Any information disclosed

                                      2.

on a particular schedule on the Disclosure Schedule or subparts thereof shall be deemed disclosed on any and all schedules.

           "Encumbrance" shall mean any claim, lien, pledge, option, charge,
            -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, except liens for current taxes, assessments, governmental charges or levies on property not yet due and payable.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as
            -----
the same may be amended from time to time.

           "ERISA Affiliate" shall mean any entity that is a member of a group
            ---------------
of which ADV is a member and which is under common control with ADV, within the meaning of the regulations promulgated under Section 414 of the Code.

           "ERISA Plans" shall mean, collectively, all Pension Plans and all
            -----------
Welfare Plans required to be disclosed on Schedule 3.22.

           "Marks" means all registered and unregistered trademarks, service
            -----
marks, trade names, and slogans, all applications therefor, and all goodwill associated therewith.

           "Material" shall mean, unless otherwise specifically defined herein,
            --------
any amounts of $10,000 or more as to ADV, and any amounts of $100,000 or more as to VCI, except that where the context requires, "material" shall mean an effect resulting in loss, liability, payment, damage or expense of $10,000 or more in the case of ADV, and $100,000 or more in the case of VCI and Video Sub.

           "Material Adverse Change" means a material adverse change in the
            -----------------------
business, assets, financial condition or results of operations of ADV or its business which involves a loss or exposure of more than $10,000 or of VCI or its business which involves a loss or exposure of more than $100,000.

           "Pension Plan" shall mean any employee pension benefit plan within
            ------------
the meaning of Section 3(2) of ERISA.

           "Permits" shall mean all licenses, permits, orders, consents,
            -------
approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws with governmental or regulatory bodies, or any other Person.

                                      3.

           "Person" shall mean an individual, a partnership, a limited liability
            ------
company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

           "Representative" shall mean any officer, director, principal,
            --------------
attorney, accountant, agent, employee or other representative.

           "Securities Act" shall mean the Securities Act of 1933, as amended.
            --------------

           "Selling Shareholders" shall mean all of the shareholders of ADV.
            --------------------

           "Tax" or "Taxes" shall mean any federal, state, local, foreign or
            ---      -----
other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, import duty, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

           "VCI Common Stock" shall mean shares of common stock, $.01 par value
            ----------------
per share, of VCI.

           "VCI Documents" shall mean this Agreement, the Certificate of Merger,
            -------------
the Agreement of Merger and any other documents, instruments or certificates to be delivered by VCI in connection with this Agreement.

           "Welfare Plan" shall mean any employee welfare benefit plan within
            ------------
the meaning of Section 3(1) of ERISA.

     1.2   Other Defined Terms.  The following terms shall have the meanings
           -------------------
defined for such terms in the Sections set forth below:

                                 Term                Section
                                 ----                -------

                      ADV Consent                    3.7
                      ADV Financial Statements       3.8(a)
                      ADV Indemnified Parties        11.3
                      ADV Permits                    3.14
                      Basket Amount                  11.4
                      California Law                 2.3
                      Claim                          11.5
                      Closing                        2.6
                      Effective Time                 2.3
                      Employment Agreement           5.3
                      Losses                         11.2
                      Merger Consideration           2.2(b)
                      Minnesota Law                  2.3

                                      4.

                      Noncompetition Agreement       6.5
                      Surviving Corporation          2.2(a)
                      Termination Date               6.1
                      VCI Indemnified Parties        11.2
                      Video Sub                      2.2(a)

                                   ARTICLE II
                             PLAN OF REORGANIZATION
                             ----------------------

     2.1   Adoption of Plan.  VCI, ADV and Ballstadt believe that it is in their
           ----------------
best interests to adopt and consummate the Merger.

     2.2   The Merger.
           ----------

           (a) VCI shall form a wholly owned subsidiary called Video Adventures Corp. ("Video Sub") under the laws of the State of California. VCI shall cause Video Sub to be merged with and into ADV with ADV as the surviving corporation in the Merger (the "Surviving Corporation"), and as of the Effective Time as a result thereof, ADV shall become a wholly owned subsidiary of VCI. From and after the Effective Time, the name of the Surviving Corporation shall be Adventures in Video, Inc. until changed or amended in accordance with applicable law.

           (b) Pursuant to the Merger, the shares of ADV Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become an aggregate of (i) 440,000 shares of VCI Common Stock and (ii) the right to receive an additional 426,000 shares of VCI Common Stock as provided in Section 2.7 (collectively, the "Merger Consideration").

           (c) ADV will cause all stock certificates representing issued and outstanding shares of ADV Common Stock to be delivered, free and clear of all Encumbrances, to VCI at or prior to the Effective Time. Each certificate which immediately prior to the Effective Time represents outstanding shares of ADV Common Stock shall at and after the Effective Time be deemed to represent only the number of shares of VCI Common Stock into which such shares of ADV Common Stock shall have the right to be converted pursuant to Section 2.2(b) above. From and after the Effective Time, VCI shall be entitled to treat ADV Common Stock certificates as evidencing the ownership of the whole number of shares of VCI Common Stock into which such shares of ADV Common Stock have been converted. Certificates representing 440,000 shares of VCI Common Stock will be delivered to the Selling Shareholders upon surrender to VCI of valid stock certificates representing their shares of ADV Common Stock. At the Closing, certificates representing VCI Common Stock will bear a legend as follows:

                                      5.

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

           (d) At the Effective Time, each share of common stock of Video Sub that is issued and outstanding will be converted into one newly issued share of ADV Common Stock. From and after the Effective Time, VCI, as the sole shareholder of ADV, shall be entitled to receive one or more certificates representing the ADV Common Stock into which such shares have been converted.

           (e) The parties hereto have agreed that the aggregate liabilities of ADV and of KDDJ Investments, Inc., a Minnesota corporation owned and controlled by some of the Selling Shareholders ("KDDJ"), immediately prior to the Effective Time, including amounts that may be owed to any of the Selling Shareholders, shall in no event exceed $1,200,000. The parties agree that the cash of ADV and KDDJ plus an additional sum of $4,926.18 shall be applied as follows: first, ADV and KDDJ may distribute up to $80,000 in the aggregate to their shareholders during the period from January 1, 1998 to Effective Time; second, the remaining cash shall be used to pay the aggregate liabilities of ADV and KDDJ down to an amount reasonably estimated in good faith by Ballstadt to be not more than $1,200,000; third, $20,000 of cash shall be retained in ADV and/or KDDJ for a period of 90 days following the Effective Time as a reserve to pay liabilities of either ADV or KDDJ in excess of $1,200,000 in the aggregate, if VCI determines after the Closing that the actual liabilities of ADV and KDDJ exceeded said figure; and fourth, any cash in excess of said $20,000 reserve shall be distributed to the Selling Shareholders immediately prior to the Effective Time. If and to the extent that the $20,000 reserve is not needed to pay such excess liabilities, VCI shall cause ADV and KDDJ to distribute the unused portion of the reserve to the Selling Shareholders within the 30 days after the end of said 90-day period, as Ballstadt may direct. If the $20,000 reserve is exhausted and the aggregate amount of remaining liabilities as of the Effective Time is ultimately determined to exceed $1,200,000, then the number of shares issuable under Section 2.7 of this Agreement shall be reduced (with the VCI Common Stock being valued at $2.00 per share for this purpose) by an amount equal to such excess liabilities (or if no additional shares become issuable under Sections 2.2(b)(ii) and 2.7, then the Selling Shareholders shall return to VCI an equivalent number of the shares issued to them under Section 2.2(b)(i)); and if the aggregate amount of remaining liabilities as of the Effective Time is determined to be less than $1,200,000, then the number of shares issuable under this Agreement shall be increased (with the VCI Common Stock being valued at $2.00 per share for this purpose) by an amount equal to the amount by which such liabilities are less than $1,200,000.

                                      6.

           (f) In addition to the foregoing adjustments the parties agree to the following cash adjustments at Closing:

               (i) The parties agree to make adjustments for the cost of movies and inventory purchased by ADV, during the two weeks preceding Closing as described below. The Selling Shareholders shall receive at Closing a reimbursement of the invoice cost in excess of $23,579 for movie inventory purchased the week of March 9, 1998. VCI shall be solely responsible for the invoice cost of movies purchased the week of March 16, 1998, and the same shall not be deemed part of the ADV/KDDJ liabilities calculation set forth in
                      Article 2.2(e) above.

               (ii) VCI agrees to reimburse the Selling Shareholders the reasonable cost to ADV for the ADV employee training conducted by VCI prior to Closing. ADV shall at or as soon after Closing as possible submit said costs in writing to VCI. Said costs shall be based upon the applicable hourly rates and the number of hours each ADV employee was involved in such training prior to Closing.

     2.3   Effective Time.  The Merger shall become effective (such time and
           --------------
date are referred to herein as the "Effective Time") on the business day (which day shall be on or before March 31, 1998 unless such date is extended by mutual agreement by the parties) on which (a) all conditions to the Closing of the transactions contemplated by this Agreement shall have occurred, and (b) the Agreement of Merger, the Certificate of Merger and any other documents necessary to effect the Merger shall be filed in accordance with the California General Corporation Law (the "California Law") and the Minnesota Business Corporation Act (the "Minnesota Law"), as the case may be.

     2.4   Certificate of Incorporation and Bylaws.  From and after the
           ---------------------------------------
Effective Time, the Certificate of Incorporation of ADV set forth in Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of ADV set forth in Exhibit B shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or under the Minnesota Law.

     2.5   Directors and Officers.  From and after the Effective Time, the
           ----------------------
directors and officers of ADV immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their successors shall have been elected and shall qualify or until otherwise provided

                                      7.

by law or the Certificate of Incorporation or Bylaws of the Surviving
Corporation.

     2.6   The Closing.  The closing of the transactions contem plated by this
           -----------
Agreement (the "Closing") shall be held at 9:00 a.m. local time on the date of the Effective Time at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Suite 1600, Los Angeles, California 90067, or at such other date, place and time as the parties may agree.

     2.7   Earnout Shares.  As provided in clause (ii) of Section 2.2(b), the
           --------------
Selling Shareholders shall receive an additional 426,000 shares of VCI Common Stock as part of the Merger Consideration, under the following conditions:

           (a) VCI shall:

               (i) Within 120 days following the Effective Time, install operating adult video departments in all 13 ADV locations. Said adult video departments shall contain the quantity and quality of displays, titles and merchandise equal to or greater than those existing at the VCI location at 1st and Shields, Fresno, California (Store #42) as of January 30, 1998; and

               (ii) install operating sell-through departments in all 13 ADV stores within 90 days after the Effective Time. Said sell-through departments shall contain the quantity and quality of displays, titles and merchandise equal to or greater than those existing at VCI Store #42 as of January 30, 1998; and

               (iii) implement aggressive marketing programs in the market areas of ADV stores during the first 90 days following the Effective Time. During the first 90 days following the Effective Time, said marketing programs shall include radio, television and print advertising expenditures in an aggregate amount equal to or greater than 2.5% of the Gross Revenues of the 13 ADV stores institutionally during said 90 day period plus a pro rata share of VCI's chain-wide co-op and MDF advertising funds.

     If VCI fails to fully complete each and every requirement set forth in paragraph 2.7(a) above during the applicable time periods, the additional 426,000 shares of VCI Common Stock shall be issued to the Selling Shareholders as part of the Merger Consideration no later than 120 days following the Effective Time.

     (b) In the event VCI fully completes each and every requirement set forth in paragraph 2.7(a) above within the applicable time periods, the Selling Shareholders shall receive the additional 426,000 shares of VCI Common Stock no later than 120 days following the Effective Time, provided that the

                                      8.

aggregate Gross Revenues (as defined below) from the 13 ADV store locations during the first three full calendar months following the Effective Time is greater than the aggregate Gross Revenues from the same locations during the corresponding three month period of 1997. As used herein, "Gross Revenues" shall mean all revenues and receipts from the ADV stores for sales and rentals, less deductions for returns and sales tax collected, if any. The right to receive the additional shares shall not be transferable except by will or the laws of descent and distribution.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ADV
                     -------------------------------------
                                 AND BALLSTADT
                                 -------------

     Subject to the exceptions set forth in the ADV Disclosure Schedules, ADV and Ballstadt, and solely with respect to Sections 3.27 and 3.28 Ballstadt, hereby represent and warrant to VCI that:

     3.1   Corporate Existence and Power.  ADV is a corporation duly organized,
           -----------------------------
validly existing and in good standing under the laws of the State of Minnesota and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business and operations as now conducted. Schedule 3.1 sets forth those jurisdictions in which ADV is required to be qualified to do business as a foreign corporation because of the character of the property owned or leased by ADV or the nature of its activities; ADV is duly qualified to do business in each of these jurisdictions.

     3.2   Corporate Authorization.  The execution, delivery and performance by
           -----------------------
ADV of this Agreement and all of the other ADV Documents and the consummation by ADV of the transactions contemplated hereby and thereby are within the corporate powers of ADV and have been duly authorized by all necessary corporate action on the part of ADV. This Agreement is, and as of the Closing the other ADV Documents shall be, the legal, valid and binding obligations of ADV, enforceable against ADV in accordance with their respective terms.

     3.3   Governmental Authorization.  The execution, delivery and performance
           --------------------------
by ADV of this Agreement and the other ADV Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Certificate of Merger with the Secretary of State of Minnesota and the filing of the Agreement of Merger with the Secretary of State of the State of California as contemplated by Section 2.3.

     3.4   Non-Contravention.  The execution, delivery and performance by ADV of
           -----------------
this Agreement and the other ADV Documents does not and will not (i) contravene or conflict with the

                                      9.

Certificate of Incorporation or Bylaws of ADV, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to ADV or any part of its business, (iii) assuming the obtaining of all ADV Consents, constitute a default under or breach of, or violate or give rise to any right of termination, cancellation or acceleration of any right or obligation of ADV, or to a loss of any benefit relating to its business or operations to which ADV is entitled under any provision of any Contract to which ADV is a party or by which any of its assets is or may be bound or (iv) result in the creation or imposition of any Encumbrance on any of ADV's assets.

     3.5   ADV Capitalization.  The authorized capital stock of ADV consists
           ------------------
solely of 25,000 shares of ADV Common Stock, of which 5,000 shares are issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Schedule 3.5 lists the Selling Shareholders and the number of shares of ADV Common Stock owned by each of them as of the date of this Agreement. All outstanding shares of ADV Common Stock have been issued in compliance with all federal and state securities laws and are not subject to any rights or obligations that require the registration of such shares. Except as set forth on Schedule 3.5, there are no outstanding options, warrants or other rights in or with respect to any shares of ADV Common Stock or any securities convertible into such stock, and ADV is not obligated to issue any additional shares of ADV Common Stock or any options, warrants or other rights to acquire stock or any other securities convertible into such stock.

     3.6   Subsidiaries.  ADV does not own, directly or indirectly, securities
           ------------
or other ownership interests in any other entity, nor is ADV a party to any agreement relating to the formation of any other entity or joint venture.

     3.7   Consents.  Schedule 3.7 sets forth each Contract of ADV and each of
           --------
the ADV Permits that requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the other ADV Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, an "ADV Consent").

     3.8   Financial Statements.
           --------------------

           (a) ADV has delivered to VCI financial statements of ADV consisting of (i) audited balance sheets as of December 31, 1994, 1995 and 1996, and statements of operations, stockholders' equity and cash flows for each of the years then ended, and (ii) unaudited balance sheets, statements of operations and statements of cash flows as of and for the nine months ended September 30, 1997 and 1996 (collectively, the ADV Financial Statements"). The

                                      10.

ADV Financial Statements fairly present, in conformity with general accepted accounting principles applied on a consistent basis, the financial position of ADV as of the dates thereof and the results of operations of ADV for the periods then ended.

           (b) Except for (i) those liabilities specifically reflected or reserved against on the ADV balance sheet as of December 31, 1997 (the "ADV Balance Sheet"), (ii) those current liabilities for trade or business obligations incurred since December 31, 1997 in connection with the purchase of goods or services in the ordinary course of ADV's business and consistent with past practices (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those matters otherwise disclosed on Schedule 3.8 (none of which liabilities, except as stated in a Schedule hereto, is for breach of contract, breach of warranty, tort or infringement), ADV does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations (including, without limitation, the obligation to indemnify any other Person for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other Person, or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement), which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business or operations of ADV. To the best knowledge of ADV, there are no circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of ADV except in the ordinary course of business or as otherwise set forth in this
Section 3.8 or in a Schedule to this Agreement.

     3.9   Absence of Certain Changes.  Except as set forth on Schedule 3.9,
           --------------------------
since September 30, 1997, ADV has conducted its business in the ordinary course consistent with past practices, and there has not been:

           (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

           (b) any dividend or other distribution declared or paid with respect to any of the ADV Common Stock;

           (c) any loan or forgiveness of indebtedness to any holder of ADV Common Stock or any Affiliate thereof;

                                      11.

           (d) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.17 hereto;

           (e) any incurrence of indebtedness for borrowed money;

           (f) any creation or other incurrence of any Encumbrance on any of its assets;

           (g) any transaction, Contract entered into, or commitment made, by ADV relating to its business, operations or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by ADV of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement (other than payments of compensation); or

           (h) any transfer of any assets of ADV to any Person who is a shareholder or other Affiliate of ADV.

     3.10  Title to Assets.  ADV has good and marketable title to its material
           ---------------
properties and assets owned or stated to be owned by ADV, free and clear of all Encumbrances except: (i) as set forth in the ADV Financial Statements, (ii) Encumbrances for current taxes not yet due, (iii) Encumbrances incurred in the ordinary course of business, (iv) Encumbrances that are not substantial in character, amount or extent (individually or collectively) and that do not (individually or collectively) materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of ADV, or (v) as set forth on Schedule 3.10. All of the material properties and assets used by ADV or held by ADV, other than any leased assets listed on Schedule 3.10, are owned by ADV, free and clear of any Encumbrances except as set forth on Schedule 3.10.

     3.11  Real Property.  Schedule 3.11 sets forth a true and complete list of
           -------------
all leaseholds owned by ADV. ADV has valid leasehold interest in such leaseholds, free and clear of all Encumbrances, except: (i) for rights of lessors and such matters that are reflected in the relevant lease, (ii) current Taxes not yet due and payable, (iii) Encumbrances of public record, (iv) Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property, and (v) as set forth on Schedule 3.11.

     3.12  Litigation.  Other than as set forth on Schedule 3.12, there is no
           ----------
action, suit, investigation, hearing or proceeding pending against or, to the best knowledge of ADV, threatened against or affecting, ADV, any of its officers, directors, or shareholders, its business or any assets or any Contract before

                                      12.

any court or arbitrator or any governmental body, agency official, which would have a Material Adverse Effect, or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no outstanding judgments against ADV.

     3.13  Contracts.  Each Contract of ADV is a valid and binding agreement of
           ---------
ADV, and is in full force and effect, and ADV is not in default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. ADV has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. Schedule 3.13 is a true and correct list of all Contracts involving an outstanding monetary obligation greater than $25,000 or with a remaining term greater than one year.

     3.14  Licenses and Permits.  Schedule 3.14 correctly lists each material
           --------------------
license, franchise, permit or other similar authorization affecting, or relating in any way to ADV's business, together with the name of the governmental agency or entity issuing such license or permit (the "ADV Permits"). The ADV Permits are valid and in full force and effect and, assuming the related ADV Consents have been obtained prior to the Closing, will not be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

     3.15  Compliance with Laws.  ADV is not in material violation of, has not
           --------------------
violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation of, any law, rule, statute, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, materially applicable to ADV's assets or the conduct of its business.

     3.16  Intangible Property.
           -------------------

           (a) Schedule 3.16 sets forth all material ADV Intangible Property and identifies each material contract to which ADV is a party relating to any item of ADV Intangible Property. No Contract requires ADV to (or will require VCI to) pay, or entitles it to receive any material royalty, license fee, or other compensation with respect to the ADV Intangible Property. Except as set forth on Schedule 3.16, no ADV Intangible Property development was funded by a third Person (other than any shareholder of ADV) or was conducted by or as a joint venture, in partnership, or otherwise in collaboration, with any other Person (except an employee solely in his or her capacity as such). The transactions contemplated hereby will not adversely affect in any manner any item or part of the ADV Intangible Property or the nature or usefulness thereof in the hands of VCI.

                                      13.

           (b) All ADV Intangible Property and all federal, state and foreign registrations with respect thereto, and all applications therefor are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions.

           (c) None of the ADV Intangible Property which is purportedly an asset of ADV was developed or conceived by any ADV employee, officer or director while employed by any other Person and no Selling Shareholder has violated any agreement with any former employer which pertains to any of such property.

     3.17  Employees.
           ---------

           (a) Schedule 3.17 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation and office location of all employees of ADV, indicating part-time and full-time employment, and all changes in salaries and wage rates per employee since December 31, 1996.

           (b) Except as set forth on Schedule 3.17, ADV is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of ADV, non-competition agreement restricting the activities of ADV, or any similar agreement.

     3.18  Prepaids.  Except as set forth on Schedule 3.18, ADV has not received
           --------
any material payments with respect to any services to be rendered or goods to be provided after the Closing.

     3.19  Taxes.
           -----

           (a) ADV has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax, employment tax and other tax returns of every character required to be filed by it and has paid in full all Taxes (including, without limitation, all tax deposits), together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than Taxes which are being contested in good faith and for which adequate reserves have been established. Adequate provision has been made in the Books and Records of ADV and, to the extent required by generally accepted accounting principles, reflected in the ADV Financial Statements, for all Tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all Taxes for the periods covered by the ADV Financial Statements and for all prior periods. Schedule 3.19 sets forth the date or dates through which the Internal Revenue Service has examined the federal income taxes of ADV and the date or dates through which any foreign, state, local or other taxing authority

                                      14.

has examined any other tax returns of ADV. Schedule 3.19 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from ADV and lists each tax case of ADV currently pending in audit, at the administrative appeals level or in litigation. Schedule 3.19 further lists the date and issuing authority of each statutory notice of deficiency, notice or proposal assessment and revenue agent's report issued to ADV within the last twelve months. Except as set forth on Schedule 3.19, to ADV's best knowledge, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of ADV. Neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Schedule 3.19.

           (b) ADV has not made any requests for rulings, and ADV has not received any subpoenas or requests for information, or notices of proposed reassessment of any property owned or leased by ADV. There are no Liens for Taxes upon any property or assets of ADV (other than for real property taxes, not yet due, on premises leased by ADV for which ADV will be liable under the terms of the applicable leases).

           (c) ADV has delivered to VCI true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports) filed by ADV relating to its operations for taxable years ended 1995 and 1996.

           (d) ADV has not filed a consent pursuant to Section 341(f) of the Code, and has not filed, and would not be deemed to have filed, any election under Section 338 of the Code.

           (e) ADV has never been, nor is ADV currently, bound by or subject to any obligation under any agreement relating to the sharing of any liability for, or payment of, Taxes with any other Person.

           (f) ADV has withheld or will withhold, and has paid over or will pay over to applicable taxing authorities amounts from its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Time, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws.

                                      15.

     3.20  Environmental Compliance.  ADV has not received any notice that it or
           ------------------------
any of its properties have not been or are not now in complete compliance with all applicable environmental law.

     3.21  Labor and Employment Matters.
           ----------------------------

           (a) Except as set forth on Schedule 3.21, as of the date hereof;

               (1) The employment of each employee of ADV may be terminated immediately by ADV, except as otherwise provided by statute or decisional authority;

               (2) To ADV's best knowledge, no key executive employee of ADV and no group of employees of ADV has plans to terminate his or her employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein;

               (3)    ADV has not had any material labor relations problems; and

               (4) ADV has complied in all material respects with all collective bargaining agreements and all applicable laws and orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such governmental authorities, all amounts required to be withheld from such employees of ADV and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of ADV has notified ADV that he or she has or will have at the Effective Time, any claim against ADV for any matter, including but not limited to (i) overtime pay for work done through the Effective Time; (ii) wages or salary for the work done through the Effective Time; (iii) vacation time off or pay in lieu of vacation time off for the period through the Effective Time; (iv) any violation of any statute, ordinance or relation relating to minimum wages or maximum hours or work-place conditions; or (v) injuries or other damages which are not fully covered by ADV's insurance policies; except, in the case of clauses (i) and (ii), for amounts accrued in the current pay period that are not yet due and payable, and in the case of clause (iii), for vacation accrued in accordance with ADV's policies and set forth in Schedule 3.21, which its employees have not yet taken.

           (b) Except as disclosed on Schedule 3.21, as of the date hereof, ADV has not received any notice of any:

                                      16.

               (1) unfair labor practice complaint against ADV pending before the National Labor Relations Board or any state or local agency;

               (2) pending labor strike or other material labor trouble affecting ADV;

               (3)    material labor grievance pending against ADV;

               (4) pending representation question respecting the employees of ADV; or

               (5) pending arbitration proceedings arising out of or under any collective bargaining agreement to which ADV is a party.

           (c) In addition: (i) none of the matters specified in clauses (b) (1) through (5) is threatened against ADV; (ii) no union organizing activities have taken place with respect to ADV; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which ADV is a party.

     3.22  Pension and Benefit Plans.
           -------------------------

           (a) All accrued obligations of ADV applicable to its employees, whether arising by operation of law, by contract, by past custom or otherwise, for payments by ADV to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on, as applicable, the Books and Records of ADV and the ADV Financial Statements.

           (b) Except as disclosed on Schedule 3.22, as of the date hereof:

               (1) Neither ADV nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any Pension Plan or any Welfare Plan;

               (2) Each ERISA Plan conforms in all material respects to all applicable laws and orders, including ERISA and the applicable provisions of the Code. All notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants in the ERISA Plans, any trustee, or any insurer with respect to the ERISA Plans;

                                      17.

               (3) ADV and its ERISA Affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all of the ERISA Plans, and will, by the Closing, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing under all such plans;

               (4) No ERISA Plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA Plans, any such trust, or any party dealing with such ERISA Plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

               (5) There are no material actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA Plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened;

               (6) ADV has not agreed to indemnify any other party for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other party in respect of any ERISA Plan;

               (7) Each Pension Plan constituting one of the ERISA Plans is qualified under Section 401 of the Code, each of the trusts maintained with respect thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty under Section 4971 of the Code;

               (8) The assets of each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) are sufficient to pay all liabilities of the plan, including, without limitation, all liabilities to pay benefits to any past or present participant or beneficiary in such plan, any expense incurred in administering the plan, and any liabilities for Taxes which may be imposed on the plan or on any trust maintained in connection with the plan;

               (9) The value of all accrued benefits under each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, including each "multi-employer plan" within the meaning of
Section 3(37) of ERISA, does not exceed, on an accrual basis, the aggregate value of the assets of each such plan;

               (10) There has been no "reportable event," within the meaning of Section 4043(b) of ERISA, with respect to

                                      18.

any Pension Plan which constitutes one of the ERISA Plans since the effective date of Section 4043(b) of ERISA;

               (11) The transaction contemplated by this Agreement will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which (i) the ERISA Section 4043 reportable event notice requirement has been waived or (ii) the Pension Benefit Guaranty Corporation will not apply a penalty for failure to satisfy the reportable event notice requirement;

               (12) Neither ADV nor any of its ERISA Affiliates has any liability to the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA in respect of any Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained, or formerly maintained, by an ERISA Affiliate);

               (13) Neither ADV nor any of its ERISA Affiliates maintains or has any obligation to contribute to any multi-employer plan;

               (14) Neither ADV nor any of its ERISA Affiliates has terminated a defined benefit plan or multi-employer plan or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA from any multi-employer plan. Since April 1, 1979, neither ADV nor any of its ERISA Affiliates has complied with
Section 4204 of ERISA in order to avoid any such "complete withdrawal" or "partial withdrawal";

               (15) The transaction contemplated by this Agreement will not result in a ADV liability for severance or termination pay or result in increased employee benefits becoming payable to any employees of ADV;

               (16) Neither ADV nor any of its ERISA Affiliates has any unpaid liability in respect of any employee for any contributions and/or premiums due under any Welfare Plan constituting one of the ERISA Plans;

               (17) Neither ADV nor its ERISA Affiliates has any liability as to any benefits to which any employee may be entitled under any Welfare Plan constituting one of the ERISA Plans, whether for benefits due or claims filed; and

               (18) ADV does not maintain any health or life insurance plan that provides for continuing benefits or coverage for any participant or any spouse, dependent or beneficiary under such plan after termination of employment, other than as may be required under Section 4980B of the Code and regulations thereunder ("COBRA"). ADV is in compliance with the COBRA notice and continuation coverage requirements with respect to Plans maintained by ADV.

                                      19.

           (c) True, correct and complete copies of the following documents, with respect to each of the ERISA Plans, have been delivered to VCI:

               (1) Each ERISA Plan document, employment contract, policy, procedure or other governing instrument relating to an ERISA Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each ERISA Plan.

               (2) The most recent summary plan description of each ERISA Plan for which a summary plan description is required under ERISA, and summaries of material modification thereto.

               (3) All instruments under which the assets of any ERISA Plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

               (4) The two most recent Forms 5500, 5500-C or 5500-R for each ERISA Plan for which such filing is required, with all attachments and schedules thereto.

               (5) The two most recent annual financial statements for each ERISA Plan, if not included with such Form 5500 (5500-C or 5500-R).

               (6) The most recent actuarial valuation report for each ERISA Plan (as applicable).

               (7) With respect to each ERISA Plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501(a) of the Code), the application submitted when requesting such determination letter, and any subsequently filed determination letter request.

           (d) All Pension Plans shall be terminated by ADV prior to the Effective Time.

     3.23  Insurance.  Schedule 3.23 sets forth a true and correct list of all
           ---------
policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of ADV specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000. Such policies and binders are in full force and effect. No such policy is

                                      20.

terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

     3.24  Books and Records.  ADV has heretofore furnished or made available to
           -----------------
VCI for its examination the following, each of which is, and will be maintained so as to remain until the Closing, accurate and complete in all material respects:

           (a) copies of the Certificate of Incorporation and Bylaws, as in effect on the date of this Agreement;

           (b) the minute books of ADV containing all proceedings, consents, actions and meetings of its shareholders and Boards of Directors;

           (c) copies of all ADV Permits, orders and consents with respect to ADV's securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

           (d) the stock transfer books of ADV setting forth all transfers of its securities;

           (e) copies of all agreements and documents referred to in any ADV Disclosure Schedule;

           (f) all other Books and Records of ADV; and

           (g) an accurate list of all of the incumbent officers and directors of ADV.

     3.25  Inventory.  The inventory of ADV reflected on the ADV Balance Sheet,
           ---------
as well as other inventory items acquired since the date of the ADV Balance Sheet that are now the property of ADV, are of such quality and held in such quantities as are being used and will be usable and salable or rentable in the ordinary course of the business of ADV. The inventory excludes obsolete items, and is recorded at cost and amortized over the estimated life of the inventory items, with no provision for salvage value. Videocassettes which are considered base stock are amortized over 36 months on a straight-line basis. Purchases of new release videocassettes and video games are amortized whereby the tenth and any succeeding copies of each title per store are amortized over nine months on a straight line basis, the first through ninth copies of each title per store are amortized as base stock. Since the date of the ADV Balance Sheet, ADV has continued to replenish its inventories in a normal and customary manner consistent with practice prevailing in the retail video sales and rental industry.

                                      21.

     3.26  Accuracy and Provision of Information.  None of the documents or
           -------------------------------------
other information made available to VCI or its Affiliates, attorneys, accountants, agents or representatives in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. ADV has provided VCI all material information regarding its business and operations.

     3.27  Shareholder Approval.  The Selling Shareholders holding 100% of the
           --------------------
shares of ADV Common Stock have approved this Agreement and the transactions contemplated hereby.

     3.28  Investor Representations.  Each Selling Shareholder who receives VCI
           ------------------------
Common Stock in connection with the transactions contemplated by this Agreement represents that (i) he is an accredited investor as defined in Regulation D under the Securities Act, or (ii) by reason of his business and financial experience, and the business and financial experience of those persons unaffiliated with VCI retained by him, if any, to advise him with respect to his investment in the shares of VCI Common Stock, such Selling Shareholder together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that he is acquiring the shares of VCI Common Stock for his own account or for one or more separate accounts maintained by him, if any, for investment and not with a view to the distribution thereof except in compliance with the Securities Act or an exemption available thereunder. Each Selling Shareholder who receives VCI Common Stock in connection with the transactions contemplated by this Agreement understands and agrees that the shares of VCI Common Stock have not been registered under the Securities Act and may be resold only if registered pursuant to the applicable provisions of the Securities Act or if an exemption from registration is available.

     3.29  No Brokers.  Except for the possible claim by Robert Stahl referred
           ----------
to in Schedule 3.12 hereto (which claim would be fully disputed by ADV, KDDJ and Ballstadt, and as to which Ballstadt shall indemnify ADV, KDDJ and VCI as stated in said Schedule 3.12), neither ADV or the Selling Shareholders nor any of their respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent, person or firm or incurred any liability for any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby which would result in any liability of ADV, VCI or Video Sub.

                                      22.

                                 ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF VCI
                     -------------------------------------

     Except as set forth in a Disclosure Schedule delivered by VCI hereunder, and except for the transactions contemplated by this Agreement, VCI hereby represents and warrants to ADV as follows:

     4.1   Organization of VCI and Video Sub.  Each of VCI and VCI Sub is a
           ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not result in a Material Adverse Change to VCI or its business.

     4.2   VCI and Video Sub Capital Stock.  The authorized capital stock of VCI
           -------------------------------
consists solely of 20,000,000 shares of common stock, $.01 par value per share, 9,773,927 shares of which were issued and outstanding as of the date of this Agreement. No shares of any other class or series of capital stock are authorized, issued or outstanding.

     The authorized capital stock of Video Sub consists of 1,000 shares of common stock, 100 shares of which were issued and out standing as of the date of this Agreement. All of the issued and outstanding shares of common stock of Video Sub are owned by VCI free and clear of all Encumbrances. All of the outstanding shares of common stock of Video Sub have been duly and validly authorized and issued and are fully paid and nonassessable.

     4.3   Authorization Relative to this Agreement.  The execution, delivery
           ----------------------------------------
and performance by VCI and Video Sub of this Agreement and all of the other VCI Documents and the consummation by VCI and Video Sub of the transactions contemplated hereby and thereby are within the corporate powers of VCI and Video Sub and have been duly authorized by all necessary corporate action on the part of VCI and Video Sub. This Agreement is, and as of the Closing the other VCI Documents shall be, the legal, valid and binding obligations of VCI and Video Sub, enforceable against VCI and Video Sub, as the case may be, in accordance with their respective terms.

     4.4   No Conflict or Violation.  Neither the execution and delivery of this
           ------------------------
Agreement, the Agreement of Merger or the Certificate of Merger nor the consummation of the transactions contemplated hereby or thereby will result in
(a) a violation of or a conflict with any provision of the Certificate of

                                      23.

Incorporation, Bylaws or other organizational document of VCI, (b) a breach of, or a default under, any Material term or provision of any Material Contract, indebtedness, Encumbrance, Permit or concession to which VCI is a party or is subject or by which any assets of VCI are bound, including, without limitation, any such breach or default which would interfere in any way with its ability to consummate the transactions contemplated by this Agreement, the Agreement of Merger or the Certificate of Merger, (c) a Material violation by VCI of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, including any violation which would interfere with its ability to consummate the transactions contemplated by this Agreement, the Agreement of Merger or the Certificate of Merger, (d) the imposition of any Material Encumbrance, restriction or charge on the business or assets of VCI, or (e) give rise to any right of termination, cancellation or acceleration under any Material Contract or other agreement to which VCI is a party or by or to which they or any of their Material assets or properties may be bound or subject.

     4.5   Litigation.  There are no Actions pending, or to the best of VCI's
           ----------
knowledge, threatened (a) against, related to or affecting VCI, which Actions, if determined adversely to VCI, would be reasonably likely to have a Material adverse effect on VCI, or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, including any derivative suits brought by or on behalf of VCI. VCI is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against VCI involving amounts in excess of $100,000. For purposes of this Section 4.5, an Action will be deemed to have an "adverse effect" on VCI if in connection with such Action, VCI or Video Sub is reasonably likely to pay $100,000 or more in the aggregate with respect to the defense, settlement, dismissal or other disposition or satisfaction of such Action.

     4.6   Board Approval.  The Boards of Directors of VCI and Video Sub have
           --------------
approved and adopted this Agreement.

     4.7   Validity of Shares Issued to Selling Shareholders.  The shares of VCI
           -------------------------------------------------
Common Stock to be issued to the Selling Shareholders hereunder will, when issued and paid for in accordance with this Agreement, be duly and validly issued, nonassessable shares free and clear of any and all Encumbrances (other than Encumbrances which may exist prior to the Closing on the ADV Common Stock), and will be issued in compliance with all applicable federal and state securities laws.

     4.8   VCI Shareholder Approval.  No approval of the shareholders of VCI is
           ------------------------
required for the consummation of the transactions under this Agreement.

                                      24.

                                   ARTICLE V
                            COVENANTS OF EACH PARTY
                            -----------------------

     ADV and VCI each covenant with the other for the period from the date hereof through the Effective Time as follows:

     5.1   Notification of Certain Matters.  From the date hereof through the
           -------------------------------
Effective Time, ADV and VCI shall each give prompt notice to the other of:

           (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting ADV of its business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.2   Confidential Information.
           ------------------------

           (a) Preservation of Confidentiality.  In connection with the
               -------------------------------
negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each of the parties hereto acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its respective Representatives and Affiliates in connection with the transactions contemplated hereby. Each party agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of the other parties. If, however, confidential information is disclosed, the disclosing party shall immediately notify the other parties in writing and take all reasonable steps required to prevent further disclosure.

           (b) Property Right in Confidential Information.  Until the Effective
               ------------------------------------------
Time or the Termination Date, all confidential information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, ADV shall return to VCI, and VCI shall return to ADV, all documents, work papers and other material (including all copies thereof)

                                      25.

obtained from the other party in connection with the transactions contemplated hereby and will use all reasonable efforts, including, without limitation, instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. If VCI or any of its Affiliates is required by legal process or by operation of law to disclose any confidential information in anticipation of a possible acquisition of ADV by VCI or any such Affiliate, VCI shall provide ADV with written notice of such request at least 48 hours prior to making such disclosure (or, if it is not practicable to give at least 48 hours' prior notice, written notice shall be given as promptly as practicable) and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure. If any party is compelled by legal process to disclose any confidential information, such party shall provide the other parties with prompt written notice of such request and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure.

           (c) Termination of Agreement.  Subject to the requirements of law,
               ------------------------
each party hereto and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information from the other party to, hold in confidence all such non-public information until such time as such information is otherwise publicly available, and, if this Agreement is terminated and if so requested by another party, each party and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information to, deliver to such other party all documents, work papers and other material (including copies of extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

     5.3   Employment Agreements.  At or prior to the Effective Time, VCI shall
           ---------------------
execute employment agreements (the "Employment Agreements") substantially in the form of Exhibits C and D hereto with David A. Ballstadt, Keith D. Ballstadt and Donald Ballstadt. VCI also agrees to retain Jeffrey Ballstadt as an employee for 30 days following the Effective Time at his regular rate of pay and benefits.


                                   ARTICLE VI
                          ADDITIONAL COVENANTS OF ADV
                          ---------------------------

     6.1   Conduct of Business.  From the date hereof through the Effective Time
           -------------------
or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 10.1 (the "Termination

                                      26.

Date"), except as contemplated or as may be required by this Agreement, or as set forth on Schedule 6.1, or as consented to by VCI in writing, ADV shall diligently carry on its business and in the ordinary course only, and will use its best efforts to preserve its present business organization intact and to keep available the services of its present officers, agents or employees (nothing herein implying an obligation of ADV to maintain or retain any specific officer, agent or employee), and preserve its present relationships with customers and other Persons having business dealings with it, and will not take any action inconsistent with this Agreement or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, ADV shall not, except as specifically contemplated by this Agreement:

           (a) change or amend its Certificate of Incorporation or Bylaws;

           (b) enter into, extend, modify, terminate or renew any (i) Material Contract, except in the ordinary course of business, or (ii) any Contract involving $10,000 or more;

           (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any Material assets, or any interests therein, and, without limiting the generality of the foregoing, ADV will maintain and sell or rent inventory consistent with its past practices and in accordance with any other provision in this Agreement;

           (d) incur any obligations or liability for long-term indebtedness, or incur any other obligation or liability of $10,000 or more except in the ordinary course of business;

           (e) (i)    grant any bonus, severance or termination pay or increase
in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing ADV Employee Plan or policy;

               (ii) make any change in the key management structure of ADV, including, without limitation, the hiring of additional officers or the termination without cause of existing officers;

               (iii) adopt, enter into or amend any ADV Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

           (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any Material assets or business of any corporation, partnership, association or other business organi zation or division thereof;

                                      27.

           (g) declare, set aside, make or pay any dividend or other distribution in respect of ADV's capital stock;

           (h) fail to expend funds for budgeted capital expenditures or commitments that have been disclosed to VCI;

           (i) willingly allow or permit any of ADV's insurance policies to be suspended, impaired or canceled;

           (j) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in the ordinary course of business;

           (k) enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

           (l) fail to maintain any assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with ADV's past practice inoperable, worn-out or obsolete or destroyed assets;

           (m) make any loans or advances to any partnership, firm, corporation, officer, director or Affiliate, or, except for expenses incurred in the ordinary course of business, any individual who is not an officer, director or Affiliate;

           (n) make any Material income tax election or settlement or compromise with tax authorities;

           (o) fail to comply in any Material respect with all laws applicable to it;

           (p) intentionally do any other act which would cause any representation or warranty of ADV in this Agreement to be or become untrue in any Material respect;

           (q) issue any shares of ADV Common Stock or any options, warrants, rights or other securities convertible into, or exercisable or exchangeable for, ADV Common Stock; or

           (r) enter into any agreement, arrangement or under standing or otherwise become obligated, to do any action prohibited hereunder.

     6.2   Public Statements and Press Releases.  Except as pro vided for
           ------------------------------------
hereinbelow, ADV and the Selling Shareholders shall not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of VCI as to the content and time of release of such statement or announcement.

                                      28.

     6.3   No Solicitation.  Prior to the Effective Time (or the earlier
           ---------------
termination of this Agreement in accordance with its terms), neither ADV nor any of its Affiliates or Representatives shall directly or indirectly solicit or initiate any discussions, offers or negotiations with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise encourage any effort or attempt by, any Person other than VCI, concerning any Alternative Transaction with respect to ADV. ADV shall promptly notify VCI if any proposal, offer, inquiry or other contact is received by ADV in respect of an Alternative Transaction, and shall indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep VCI informed on a current basis of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.4   Delivery of ADV Common Stock.  The Selling Shareholders shall deliver
           ----------------------------
stock certificates representing all issued and outstanding capital stock of ADV at or prior to the Effective Time.

     6.5   Noncompetition Agreements.  At or prior to the Effective Time, each
           -------------------------
of David A. Ballstadt, Keith D. Ballstadt and Donald E. Ballstadt shall have executed noncompetition agreements in favor of VCI substantially in the form of Exhibit E hereto (the "Noncompetition Agreements").

     6.6   Piggyback Registration.  Each time that VCI proposes to file a
           ----------------------
registration statement under the Securities Act of 1933 with respect to an offering of VCI Common Stock either by VCI or by shareholders of VCI on a form that would also permit the registration of shares held by the Selling Shareholders, VCI will give written notice of such proposal to each Selling Shareholder. Each Selling Shareholder may, by written request given within ten business days after receipt of any such notice, require VCI to use its best efforts to cause all or part of such person's shares to be included in such registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering advise VCI in writing that inclusion of such shares would (a) make it impracticable to conduct an underwritten offering of the VCI Common Stock being registered at the price at which such VCI Common Stock could be sold without such inclusion, or (b) materially and adversely interfere with the offering, then the number of shares requested to be included in such registration by the Selling Shareholders may be reduced or eliminated. In connection with any registration pursuant to this
Section 6.6 covering an underwritten public offering, VCI and each Selling Shareholder whose shares are included therein shall enter into a written agreement with a managing underwriter containing such provisions as are customary in the securities business for such an arrangement. In connection with any such registration, each such Selling Shareholder shall (a) provide

                                      29.

such information and execute such documents as may be reasonably required in connection with such registration, (b) agree to sell such shares on the basis provided in any underwriting arrangements, and (c) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. Notwithstanding the foregoing, the registration rights set forth in this Section
6.6 shall terminate at such time as the Selling Shareholders are eligible, pursuant to Rule 144(k) under the Securities Act, to resell their shares without restriction under the federal securities laws.

     6.7   Insurance.  From the date hereof through the Effective Time, ADV
           ---------
shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.23.

     6.8   Reporting and Compliance With Law.  From the date hereof through the
           ---------------------------------
Effective Time, ADV shall duly and timely file all tax returns required to be filed with governmental authorities and duly observe and conform in all material respects to all applicable laws and orders.

     6.9   Approval of Shareholders of ADV.  ADV shall take all action
           -------------------------------
necessary, in accordance with the Minnesota Law and its Certificate of Incorporation and Bylaws, to obtain the approval of 100% of the ADV Common Stock for this Agreement, the Agreement of Merger and the Certificate of Merger and the transactions con templated hereby and thereby, and ADV shall provide the Selling Shareholders with full disclosure of all terms of this transaction.

     6.10  Termination of Employee Benefit Plans Prior to Effective Time.  ADV
           -------------------------------------------------------------
agrees that its employee benefit plans, pro grams and arrangements (in addition to those for non-employee directors) (and if required by such plans, programs or arrange ments, any agreements entered thereunder and awards and options granted thereunder) shall be terminated or amended as of the Effective Time, to the extent necessary or appropriate, to reflect the transactions contemplated by this Agreement. From and after the Closing, VCI shall cause ADV to provide employees who were employed by ADV immediately prior to the Closing, and who will be eligible for coverage under VCI's programs, with substantially the same level of employee medical and dental insurance coverage as is provided by VCI to its employees of comparable status and seniority; provided that, to the extent there is any period of delayed eligibility for coverage of such persons under VCI's medical and dental insurance programs, VCI shall notify such persons that they may continue their previous coverage during such transition period pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (COBRA), with premiums for such coverage to be paid by the employee and/or ADV in accordance with VCI's company-wide policies and practices.

                                      30.

     6.11  Access to Information.  ADV shall afford VCI and its Representatives
           ---------------------
reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date (as hereinafter defined), to its personnel, facilities, contracts, commitments, books, computer software application systems, files and records and to furnish such financial and operating data and other information with respect to its business, assets and properties, and shall use its best efforts to cause its Representatives to furnish promptly to VCI and its Representatives such additional financial and operating data and other information as to its business and properties as the other or its duly authorized Representatives may from time to time reasonably request.


                                  ARTICLE VII
                            [Intentionally omitted]


                                  ARTICLE VIII
                      CONDITIONS TO THE OBLIGATIONS OF ADV
                      ------------------------------------
                          AND THE SELLING SHAREHOLDERS
                          ----------------------------

     The obligations of ADV and the Selling Shareholders to con summate the transactions provided for hereby are subject, in the discretion of ADV, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by ADV:

     8.1   Representations, Warranties and Covenants.  All repre sentations and
           -----------------------------------------
warranties of VCI contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and VCI shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Effective Time.

     8.2   Permits.  All Material Permits, waivers and approvals from
           -------
governmental authorities and other parties necessary to permit VCI to consummate the transactions contemplated hereby shall have been obtained.

     8.3   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

                                      31.

     8.4   No Material Adverse Change.  Since January 31, 1997, there shall not
           --------------------------
have occurred any change in the business, financial condition or prospects of VCI taken as a whole, except for changes contemplated hereby or changes which have not, individually or in the aggregate, resulted in a Material Adverse Change to the business, financial condition or prospects of VCI.

     8.5   Seat on VCI Board.  Ballstadt shall have been elected to the VCI
           -----------------
Board of Directors, effective upon the Closing.


                                   ARTICLE IX
                      CONDITIONS TO THE OBLIGATIONS OF VCI
                      ------------------------------------

     The obligations of VCI to consummate the transactions provided for hereby are subject, in the discretion of VCI, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by VCI:

     9.1   Representations, Warranties and Covenants.  All repre sentations and
           -----------------------------------------
warranties of ADV contained in this Agreement shall be true and correct at and as of the date of this Agreement, all representations and warranties of Ballstadt con tained in this Agreement shall be true and correct at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and ADV and the Selling Shareholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Effective Time, and ADV shall have delivered a certificate signed by Ballstadt to such effect.

     9.2   Permits.  All Permits, waivers and approvals from governmental
           -------
authorities and other parties, necessary to permit ADV and the Selling Shareholders to consummate the transactions contemplated hereby shall have been obtained.

     9.3   Opinion of Counsel.  ADV shall have delivered to VCI an opinion of
           ------------------
Huffman, Usem, Saboe, Crawford & Greenberg, P.A., counsel to ADV and the Selling Shareholders, in substantially the form attached hereto as Exhibit G, which opinion shall set forth, among other things, that all ADV Documents and the consummation by ADV of the transactions contemplated hereby are within the corporate powers of ADV and have been duly authorized by all necessary corporate and shareholder action on the part of ADV and that all transactions contemplated by the Merger are being consummated in accordance with Minnesota Law.

     9.4   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered,

                                      32.

issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     9.5   No Material Adverse Change.  Since September 30, 1997, there shall
           --------------------------
not have occurred any change in the business, financial condition or prospects of ADV, except for changes contemplated hereby or changes which have not had a material adverse effect on the business, financial condition or prospects of ADV.

     9.6   Corporate Resolutions.  VCI shall have received from ADV certified
           ---------------------
resolutions adopted by the Board of Directors of ADV approving this Agreement and the transactions contemplated hereby.

     9.7   Selling Shareholder Approval.  This Agreement, the Agreement of
           ----------------------------
Merger, the Certificate of Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the vote or consent of 100% of the outstanding shares of ADV Common Stock and an officer's certifi cate as to such approval shall be delivered by ADV to VCI.

     9.8   Employment Agreements.  The Employment Agreements shall be in effect.
           ---------------------

     9.9   Delivery of Stock Certificates.  Stock certificates representing all
           ------------------------------
of the issued and outstanding capital stock of ADV shall have been delivered to VCI.

     9.10  Inventory.  Notwithstanding any other provision in this Agreement,
           ---------
ADV's rental and sale inventory at the Closing will be not less than the amount set forth on the ADV Balance Sheet as of December 31, 1997, which shall be not less than the amount set forth on the ADV balance sheet as of September 30, 1997.

     9.11  Store Lease Assignments.  VCI shall have received from ADV copies of
           -----------------------
all necessary third party consents to the assignment to VCI pursuant to the Merger of any store leases held by ADV. Other than such consents, there are no other change of control or similar provisions in any Contracts of ADV which would prevent the assignment to VCI of any store leases held by ADV.

     9.12  Due Diligence.  VCI and its counsel shall have found satisfaction
           -------------
with the results of their due diligence investigation of the financial condition, assets and operations of ADV.

     9.13  Financing.  VCI shall have obtained or arranged for new financing in
           ---------
an amount of at least $8,000,000 on terms acceptable to VCI.

                                      33.

     9.14  Rentrak Matter.  ADV shall have resolved its current dispute with
           --------------
Rentrak Corporation ("Rentrak"), and the pending lawsuit by Rentrak against ADV, as set forth in the ADV Disclosure Schedule, shall have been dismissed, in each case on terms acceptable to VCI.


                                   ARTICLE X
          TERMINATION, AMENDMENTS, WAIVERS AND POST-CLOSING COVENANTS
          -----------------------------------------------------------

     10.1  Termination.
           -----------

           (a) Termination.  Notwithstanding any prior approval by the
               -----------
shareholders of ADV, this Agreement and the Merger and other transactions contemplated hereby may be terminated at any time prior to the Effective Time:

               (1) By mutual written consent of the Boards of Directors of ADV and VCI;

               (2) By either ADV or VCI, if the Closing shall not have occurred on or before March 31, 1998 unless such date is extended by the mutual agreement of the parties; provided however, that this provision shall not be available to ADV if there is then a breach of this Agreement under clause (4) of this Section 10.1(a), and this provision shall not be available to VCI if there is then a breach of this Agreement under clause (3) of this Section 10.1(a);

               (3) By ADV, if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by VCI pursuant to the terms of this Agreement or an occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied at or prior to the Effective Time; or

               (4) By VCI, if there is a breach of any representation or warranty set forth in Article III hereof or of any covenant or agreement to be complied with or performed by ADV or the Selling Shareholders pursuant to the terms of this Agreement or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied at or prior to the Effective Time.

           (b) Effect of Termination.  In the event of termination of this
               ---------------------
Agreement as provided in Section 10.1, this Agreement shall forthwith become void and no party hereto shall have any liability or further obligation to any other party hereto under or by reason of this Agreement or the transactions contemplated hereby, except for any willful breach of this Agreement occurring prior to or as a result of termination of this Agreement, and except that:

                                      34.

               (1) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

               (2) The provisions of Sections 5.2 and 12.5 shall continue in full force and effect.

The foregoing provisions shall not limit or restrict the avail ability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     10.2  Amendments.  This Agreement may not be amended except by action of
           ----------
each of the parties hereto set forth in an instrument in writing signed by or on behalf of each of the parties hereto.

     10.3  Waivers.  At any time prior to the Effective Time, any party hereto
           -------
may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations.
Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.4  Releases and Indemnification Regarding Personal Guarantees.  Within
           ----------------------------------------------------------
60 days following the Closing, VCI will use its best efforts to obtain releases from lessors, lenders, vendors and any other third parties, of any personal guarantees or personal liabilities of Ballstadt or any other Selling Shareholder with respect to any obligations of ADV, insofar as such personal guarantees or liabilities are described in the ADV Disclosure Schedule; and VCI shall in any event, as set forth in Article 11.3 below, indemnify and hold harmless Ballstadt and/or such other Selling Shareholders from any personal liability with respect to such described guarantees and liabilities, unless and to the extent that VCI and ADV are entitled to be indemnified under Article XI of this Agreement. Notwithstanding the foregoing, VCI's indemnification in this Section 10.4 shall not be limited to two years, and the same shall continue for the term of any remaining personal guarantee. See Schedule 10.4 attached hereto.

                                      35.

                                  ARTICLE XI
                           INDEMNIFICATION; SURVIVAL
                           -------------------------

     11.1  Survival of Representations, Etc.  The representations, warranties,
           --------------------------------
covenants and agreements of ADV, Ballstadt and VCI contained herein and the indemnification by Ballstadt under Section 11.2 with respect thereto, and the indemnification by VCI under Section 11.3 with respect thereto, shall survive the Effective Time for two years; provided, however, that the representations and warranties of ADV and Ballstadt in Section 3.19 and the indemnification by Ballstadt with respect thereto shall survive until the applicable statutes of limitations have expired, and those contained in Section 3.5 and the indemnification by Ballstadt with respect thereto shall survive without any limitation in time. For purposes of this Article XI, "representations" and "warranties" of ADV and Ballstadt shall mean collectively those representations and warranties of ADV and Ballstadt set forth in Article III, the Disclosure Schedules referenced therein, and "representations" and "warranties" of VCI shall mean collectively those representa tions and warranties of VCI set forth in Article IV, the Disclosure Schedules referenced therein.

     11.2  Indemnification by Ballstadt.  Subject to, and in the manner
           ----------------------------
described in, this Article XI, for a period of two years from the Effective Time except as otherwise provided in Section 11.1, Ballstadt shall indemnify and hold harmless VCI and its Representatives and Affiliates (the "VCI Indemnified Parties") to the fullest extent lawful, from and against any and all losses, damages, diminution in value, claims, liabilities, actions and expenses (including, without limitation, costs of investigating, preparing or defending any such claim or action, costs of settlement, judgments, and reasonable legal fees and expenses), net of any amounts actually received under any insurance policy as a result of such loss, damage, diminution in value, claim, liability, action, or expense (collectively "Losses") arising out of or in connection with the breach of any representation, warranty, covenant or agreement of ADV or Ballstadt contained in this Agreement. The term "Losses" as used in this
Section 11.2 is not limited to matters asserted by third parties against a VCI Indemnified Party, but includes Losses incurred or sustained by a VCI Indemnified Party in the absence of third party claims.

     11.3  Indemnification by VCI.  Subject to, and in the manner described in,
           ----------------------
this Article XI, for a period of two years from the Effective Time, VCI shall indemnify and hold harmless the Selling Shareholders and their respective Representatives and Affiliates (the "ADV Indemnified Parties") to the fullest extent lawful, from and against any and all Losses (as defined in Section 11.2) arising out of or in connection with the breach of any representation, warranty, covenant or agreement of VCI. The term "Losses" as used in this Section 11.3 is not limited to matters asserted by third parties against a ADV Indemnified Party, but

                                      36.

includes Losses incurred or sustained by a ADV Indemnified Party in the absence of third party claims.

     11.4  Basket and Cap.  VCI shall be indemnified by Ballstadt and the
           --------------
Selling Shareholders shall be indemnified by VCI, in each case to the extent that the aggregate of all Losses, determined without regard to whether any Loss was Material or not, exceeds $10,000 (the "Basket Amount"), provided that in no circumstance shall the aggregate liability of Ballstadt or VCI exceed $1,500,000. Notwithstanding the foregoing, there shall be no Basket Amount applicable to any Loss resulting from a breach of representations and warranties in Sections 3.5 or 3.19 or from a failure to make any adjustment required under
Section 2.2(e).

     11.5  Indemnification Procedure.
           -------------------------

           (a) If a third party asserts a claim against any indemnified party for which indemnification would be available under this Article XI (a "Claim"), the indemnified party shall promptly give notice of such Claim, describing such Claim with reasonable specificity, to the indemnifying party. If the amount of the Claim exceeds, or the aggregate amount of Losses incurred prior to such date have exceeded, the Basket Amount, the indemnifying party shall be entitled to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party reasonably determines in good faith that its interests with respect to such Claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to assume control of the defense of such Claim and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. In addition, in the event that such indemnifying party, within a reasonable time after notice that any such Claim or the total Losses incurred exceeds the Basket Amount, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. Regardless of which party is controlling the defense of any Claim, (i) both the indemnifying party and the indemnified party shall act in good faith; (ii) no settlement of such Claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld; and (iii) no part of any Claim shall be paid without such consent or unless a final judgment from which no appeal may be taken is entered on such Claim against the indemnified party. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

                                      37.

           (b) In the absence of a third party Claim, if any party shall have a claim that another is liable for Losses, the party seeking indemnification shall provide notice within 90 days of the discovery of the Loss of the nature and extent thereof, and the other party shall repay such Losses within 90 days thereafter to the extent the Losses exceed the Basket Amount, or shall inform the party seeking indemnification that it is denying in good faith all or a portion of such Claim. If the party seeking indemnification disputes the denial of such Claim, it may thereupon proceed to enforce its rights under this Agreement.


                                  ARTICLE XII
                               GENERAL PROVISIONS
                               ------------------

     12.1  Assignment.  Neither this Agreement nor any of the rights or
           ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     12.2  Notices.  All notices, requests, demands and other communications
           -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and
                                                  ----
upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to ADV or the Selling Shareholders, addressed to:

           David A. Ballstadt
           3904 The Strand
           Manhattan Beach, CA  90266

     With a copy to:

           Craig D. Greenberg, Esq.
           Huffman, Usem, Saboe, Crawford &
             Greenberg, P.A.
           1000 Water Park Place
           5101 Olson Memorial Highway
           Minneapolis, Minnesota  55422
           FAX:  (612)  545-2720

                                      38.

     If to VCI, addressed to:

           Robert Y. Lee
           Video City, Inc.
           6840 District Blvd.
           Bakersfield, CA  93313
           FAX: (805) 397-5982

     With a copy to:

           William J. Feis, Esq.
           Troy & Gould Professional Corporation
           1801 Century Park East, 16th Floor
           Los Angeles, California 90067-2367
           FAX: (310) 201-4746

or to such other place and with such other copies as each party hereto may designate as to itself by written notice to the other parties hereto.

     12.3  Choice of Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of California without reference to choice of law provisions.

     12.4  Multiple Counterparts.  This Agreement may be executed in one or more
           ---------------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.5  Expenses.  Each party hereto shall pay its own legal, accounting,
           --------
out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     12.6  Invalidity.  In the event that any one or more of the provisions
           ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.7  Titles.  The titles, captions or headings of the Articles and
           ------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.8  Cumulative Remedies.  All rights and remedies of either party hereto
           -------------------
are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                                      39.

     12.9  Entire Agreement.  This Agreement, together with all exhibits and
           ----------------
schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the letter of intent dated November 17, 1997.

     12.10 Attorneys' Fees.  In the event of any legal action or proceeding to
           ---------------
enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     12.11 Waiver of Right to Trial by Jury.  Each party to this Agreement
           --------------------------------
hereby waives its rights to a trial by jury.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                             VIDEO CITY, INC.



                             By: /s/ Robert Y. Lee
                                -----------------------------
                                Robert Y. Lee,
                                Chairman and Chief
                                Executive Officer


                             VIDEO ADVENTURES CORP.


                             By: /s/ Robert Y. Lee
                                -----------------------------
                                Robert Y. Lee,
                                President


                             ADVENTURES IN VIDEO, INC.


                             By: /s/ David A. Ballstadt
                                -----------------------------
                                David A. Ballstadt,
                                President


                             BALLSTADT:


                                /s/ David A. Ballstadt
                                -----------------------------
                                David A. Ballstadt

                                      40.